EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-26157, File No. 333-89420, File No. 333-68682, File No. 333-77501, File No. 333-89424, File No. 333-125512, and File No. 333-125513) of our report dated February 26, 2007 (March 6, 2008 as to the effects of the restatement discussed in Note 33) on our audit of the consolidated financial statements of Flagstar Bancorp, Inc., and our report dated February 26, 2007 on our audit of management’s reports on the effectiveness of internal control over financial reporting, which are included in the Annual Report on Form 10-K/A for the years ended December 31, 2006.
/s/ Virchow, Krause & Company, LLP
Southfield, Michigan
March 6, 2008